[McGLADREY & PULLEN, LLP LETTERHEAD]

                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use of our reports dated November 22, 1995 on the financial statements of PIC Growth Portfolio, PIC Balanced Portfolio, PIC Small Cap. Portfolio, and PIC Investment Trust (including PIC Institutional Growth Fund, PIC Institutional Balanced Fund, and PIC Small Cap. Growth Fund series) referred to therein in this Post-Effective Amendment No. 9 to the

Registration Statement on Form N-1A of PIC Investment Trust as filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm in the Prospectus under the captions "Financial Highlights" and "General
Information".

McGladrey & Pullen, LLP
New York, New York
February 26, 1996